Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283802
PROSPECTUS SUPPLEMENT NO. 11, DATED NOVEMBER 4, 2025
TO THE PROSPECTUS, DATED FEBRUARY 7, 2025

11,200,000 Shares of Series L Redeemable Preferred Stock
4,800,000 Shares of Series M Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)
This prospectus supplement no. 11 (this “Supplement”) is part of and should be read in conjunction with the prospectus of Ashford Hospitality Trust, Inc., dated February 7, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. When used in this Supplement, the terms “our Company,” “we,” “us,” or “our” refer to Ashford Hospitality Trust, Inc., a Maryland corporation, and, as the context may require, its consolidated subsidiaries, including Ashford Hospitality Limited Partnership, a Delaware limited partnership.
We have attached to this Supplement our current report on Form 8-K filed November 4, 2025. The attached information updates and supplements, and should be read together with, the Prospectus.
Investing in our securities involves risks. The Preferred Stock has no public trading market and has limited liquidity and may at times be illiquid. The Preferred Stock has not been rated and investors will be subject to the risks associated with investing in non-rated securities. See “Risk Factors” on page 19 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, for information regarding risks associated with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 4, 2025

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 4, 2025, Ashford Hospitality Trust, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2025. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 8.01     OTHER EVENTS.

The disclosure set forth under Items 2.02 and 9.01, including the press release attached as Exhibit 99.1, is incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits
Exhibit Number        Description

99.1    Third Quarter 2025 Earnings Release of the Company, dated November 4, 2025
104    Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

Dated: November 4, 2025	By:	/s/ Deric S. Eubanks
Deric S. Eubanks
Chief Financial Officer